Exhibit 99.1
CARDIOVASCULAR SYSTEMS AND REPLIDYNE COMPLETE MERGER
Cardiovascular Systems, Inc. approved for trading on NASDAQ Global Market®
St. Paul, Minn., Feb. 25, 2009 — Cardiovascular Systems, Inc. (Nasdaq: CSII), a medical device company focused on developing and commercializing interventional treatment systems for vascular disease, announced today that it has successfully closed the transactions contemplated by its previously announced Merger Agreement dated November 3, 2008. The transactions included the merger of Cardiovascular Systems, Inc., a Minnesota corporation (CSI), with a subsidiary of Replidyne, Inc. In connection with the merger, Replidyne changed its name to Cardiovascular Systems, Inc. and its shares have been approved for trading on the NASDAQ Global Market® under the symbol, “CSII.” Shareholders of both companies approved the transactions on February 24, 2009. Through this transaction, an additional $37.0 million in net assets, primarily cash, is available to CSI’s business. The company plans to use the proceeds to advance its medical products, including its Diamondback 360°™ Orbital Atherectomy System, and expand its sales and marketing organization.
“This is great news for our company and for the many Americans who are afflicted with peripheral arterial disease,” said David L. Martin, president and chief executive officer of Cardiovascular Systems, Inc. “Given current market conditions, this merger was our best path for raising capital and to become listed on a major U.S. stock market. With additional resources, we will expand our sales and marketing organization to drive revenue growth, and continue to invest in infrastructure and product development for future market expansion.”
The company’s total common shares outstanding are approximately 13.7 million, after giving effect to the 1-for-10 reverse stock split of Replidyne’s stock immediately prior to the merger and assuming the conversion of all of the outstanding shares of CSI upon the terms of the merger. Under terms of the Merger Agreement, the former CSI shareholders are entitled to receive approximately 83 percent of the combined company and Replidyne shareholders are expected to hold approximately 17 percent of the combined company, in each case on a fully diluted basis using the treasury stock method of accounting for options and warrants.
As expected, the combined company is headed by CSI’s Martin and the CSI executive team. The combined board of directors consists of nine members, including two directors from Replidyne, Edward Brown and Augustine Lawlor. Glen D. Nelson, M.D., is chairman of the board. Other directors are Brent Blackey; John Friedman; Geoffrey Hartzler, M.D.; Roger Howe, Ph.D.; David Martin; and Gary Petrucci.
For more information on Cardiovascular Systems, Inc., visit: www.csi360.com.
About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., a medical device company based in St. Paul, Minn., develops and commercializes interventional treatment systems for vascular disease. The company’s goal is to provide physicians with the tools they need to help the 8 million to 12 million Americans suffering from peripheral arterial disease (PAD) — blockages in leg arteries — and the potential catastrophic risk of limb amputation. The company’s initial product, the Diamondback 360°™ Orbital Atherectomy System, is a minimally invasive catheter system for treating PAD. As of Dec. 31, 2008, more than 14,700 devices had been sold to approximately 400 hospitals since the September 2007 product launch.
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Cardiovascular Systems, Inc.
Feb. 25, 2009

Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about the company that involve significant risks and uncertainties. Examples of such statements include, but are not limited to, the expected cash that will be available to CSI’s business as a result of the closing of the merger, the expected ownership of the stockholders of Replidyne and CSI after the closing of the merger and the anticipated benefits of the transaction. Actual results could differ materially from those discussed in the forward-looking statements due to a number of factors, including the accuracy of the company’s estimates regarding expenses, future revenues and capital requirements, and the company’s ability to obtain and maintain intellectual property protection for product candidates. These and additional risks and uncertainties are described more fully in CSI’s registration statement on Form 10 filed with the Securities and Exchange Commission (SEC) on October 28, 2008 and Replidyne’s most recent Form 10-K filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the company assumes no obligation to update the forward-looking statements in the document.
Contacts:

For Cardiovascular Systems, Inc.	Padilla Speer Beardsley:
Investor Relations	Marian Briggs
(651) 259-2800	(612) 455-1742
investorrelations@csi360.com	mbriggs@psbpr.com

Nancy A. Johnson
(612) 455-1745
njohnson@psbpr.com
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